CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to use in this Registration Statement on Form S-1 of our report dated January 3, 2008, relating to the financial statements of Pioneer Financial Services, Inc. which appear in such registration statement.  We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

Mayer Hoffman McCann P.C.

Leawood, Kansas

December 30, 2009